Exhibit 99.1
Daktronics, Inc. Announces 2026 Fiscal Second Quarter Results

Operating Profit of $22 million, up 36.7% YoY, Operating Margin of 9.4%

Double-digit growth in orders and sales

Entering Second Half with $321 million of Product Backlog, up 36% from second quarter fiscal 2025

Ending Net Cash Balance of $138 million

Business and Digital Transformation on Track; Reiterating Three Year Forward Objectives of 7-10% Sales Growth, 10-12% operating margin, 17-20% ROIC

BROOKINGS, S.D., December 10, 2025 – Daktronics, Inc. (NASDAQ-DAKT) (the “Company”, “Daktronics”, “we”, or “us”), a recognized industry leader in the design and manufacturing of best-in-class dynamic video communication displays and control systems for customers worldwide, today reported results for its fiscal 2026 second quarter which ended November 1, 2025.

Fiscal 2026 is a 53-week year and fiscal 2025 was a 52-week year. As a result, the six months ended November 1, 2025, includes 27 weeks of operating results, whereas the six months ended October 26, 2024, includes 26 weeks of operating results.

Fiscal Q2 2026 financial highlights include:
•Operating income increased to $21.6 million, compared to $15.8 million for the second quarter of fiscal 2025; the year-ago quarter included $3.3 million of consulting expenses associated with business transformation
•Operating margin as a percentage of net sales rose to 9.4%, compared to 7.6% for the second quarter of fiscal 2025
•Sales of $229.3 million, compared to $208.3 million for the second quarter of fiscal 2025, reflecting the third consecutive quarter of sequential revenue growth
•New orders for product and service rose to $199.1 million(1) for the quarter, compared to $177.6 million from the second quarter of fiscal 2025
•Product backlog increased to $320.6 million(1) for the quarter, up from $236.0 million for the second quarter of fiscal 2025

Brad Wiemann, Daktronicsʹ Interim President and Chief Executive Officer, commented, “We delivered another solid quarter of revenue and profit expansion, representing our third consecutive quarter of top-line growth and our second quarter of driving operating income over $20 million. Our teams provided exemplary performance in manufacturing, installation and service execution throughout the first half, and our results reflect continued profitability improvement through value-based pricing and operational efficiencies. Orders grew 12.1 percent from last year, with Live Events booking large orders related to three more Major League Baseball stadiums and three Major League Soccer stadiums in the second quarter. We plan to install five MLB stadium projects this coming spring. We are five-for-five on large-scale MLB projects in the first half of fiscal 2026. Additionally, we saw order growth in our Transportation segment, with an uptake of
(1) Orders and backlog metrics are operating measures not defined by GAAP, and our methodology for determining orders and backlog may vary from the methodology used by other companies in determining their orders and backlog amounts. For more information related to backlog, see Part I, Item 1. Business of our Annual Report on Form 10-K for the fiscal year ended April 26, 2025.
(2) Adjusted operating income and adjusted net income is not a measure defined by accounting principles generally accepted in the United States of America ("GAAP"), to report our results exclusive of items that are non-recurring or not core to our operating business. We believe presenting this non-GAAP financial measurement provides investors with a consistent way to analyze our performance. For more information, see the supplemental calculation contained later in this release.

airport and Intelligent Transportation Systems projects domestically, and our International segment won additional orders in the Middle East stadium, United Kingdom advertising and Ireland transportation markets.”

Outlook
Daktronics is expanding its pipeline of market opportunities to support its growth objectives while continuing to pursue new market applications to expand its indoor video product offerings. This includes continued expansion of its product offerings for both indoor and outdoor products, software services, and control systems to provide industry leading solutions for its customers. Daktronics continues to execute on its business and digital transformation to drive profitable growth, reduce costs, and streamline its operations to better serve customers through enhanced sales and fulfillment capabilities, corporate and performance management, and data and artificial intelligence tools.

Daktronics remains agile and ready to implement measures to mitigate future tariff impacts and has taken action to reduce cost pressure by increasing its diversified global manufacturing footprint to support its growing worldwide opportunity pipeline. We have built-in protection clauses into contracts and are keeping the Company’s supply chain for components flexible. The Company continues to focus on proactively managing the business to generate profitable growth over the long term.

Mr. Wiemann added, “Our product backlog position of $320.6 million provides us with a multi-quarter revenue runway, and our pipeline of potential new projects over the next year reflects sustained strong customer demand. Our three-year transformation initiatives are supporting greater efficiencies and higher profitability, and we continue to extend our leadership in product innovation and design and to advance the sophistication of the buying tools we offer customers to enhance our strong service levels and our value proposition. To facilitate our growing business and optimize our manufacturing network, we are opening a facility in Mexico that we expect to be in production by the end of fiscal 2026, to complement our U.S. manufacturing operations. We are highly energized and remain on track to achieve our three-year plan objectives of a 7-10% CAGR in revenue growth, 10-12% operating margin and 17-20% ROIC.”

Daktronics Appoints New CEO
On December 3, 2025, Daktronics announced that it appointed Ramesh Jayaraman as President and Chief Executive Officer, effective February 1, 2026. Brad Wiemann will continue to serve as Interim President and CEO through the Company’s third fiscal quarter, which ends January 31, 2026.

Upon approval by the Board of Directors, Ramesh will also become a director of the Company, at which time Director and former Chairman, President and CEO Reece Kurtenbach will step down from the Board of Directors. Andrew D. Siegel, who was appointed Chair of the Board in March 2025, will remain Chairman. Howard Atkins will remain Acting Chief Financial Officer until a permanent CFO is appointed.

Second Quarter Results
Howard Atkins, Daktronicsʹ Acting CFO, noted, “Q2 was a solid quarter with double-digit, year-over-year growth in new orders, revenue, and operating profit.” Orders for the second quarter of fiscal 2026 increased by 12.1 percent compared to the second quarter of fiscal 2025, with strong order demand across business units. Order volume for the quarter increased primarily due to order growth in the Live Events, Transportation and International business units, partially offset by lower order volume in the Spectaculars niche of the Commercial business unit. Live Events had large order bookings related to six professional sports stadiums. Transportation has seen order growth in airports and ITS projects. International continued to grow primarily due to increases in orders in the Middle East, United Kingdom and Ireland. After record first quarter of fiscal 2026, order bookings in the High School Park and Recreation business unit were comparable to a year ago.

Net sales for the second quarter of fiscal 2026 increased by 10.0 percent as compared to the second quarter of fiscal 2025 and increased 4.7 percent from the first quarter of fiscal 2026, with growth generated by order growth and backlog fulfillment. The increase is primarily the result of higher volumes in the Commercial, Live Events and International
(1) Orders and backlog metrics are operating measures not defined by GAAP, and our methodology for determining orders and backlog may vary from the methodology used by other companies in determining their orders and backlog amounts. For more information related to backlog, see Part I, Item 1. Business of our Annual Report on Form 10-K for the fiscal year ended April 26, 2025.
(2) Adjusted operating income and adjusted net income is not a measure defined by accounting principles generally accepted in the United States of America ("GAAP"), to report our results exclusive of items that are non-recurring or not core to our operating business. We believe presenting this non-GAAP financial measurement provides investors with a consistent way to analyze our performance. For more information, see the supplemental calculation contained later in this release.

business units, partially offset by decreased sales in the High School Park and Recreation business unit. Sales in our Transportation business unit were relatively flat.

Gross profit as a percentage of net sales was 27.0 percent for the second quarter of fiscal 2026 as compared to 26.8 percent a year earlier. Factors driving gross profit margin include order growth, backlog fulfillment, value-based pricing, structural cost reduction and fixed cost operating leverage offset in part by higher tariff expense.

Operating expenses increased slightly to $40.3 million in the second quarter of fiscal 2026 as compared to $40.1 million for the second quarter of fiscal 2025. During the second quarter of fiscal 2025, the Company incurred $3.3 million of consultant related expenses associated with the previously announced business and digital transformation initiatives. Excluding these year-ago expenses, operating expenses primarily increased due to increased tariffs and investments to support information technology and innovative product development.

Operating margin for the second quarter of fiscal 2026 of 9.4 percent as compared to an operating margin of 7.6 percent for the second quarter of fiscal 2025. Excluding the above-mentioned $3.3 million of consultant related expenses, operating margin for the second quarter of fiscal 2026 was 9.4 percent as compared to an operating margin of 9.2 percent for the second quarter of fiscal 2025. The increase is driven by higher sales, fixed cost operating leverage, business transformation cost reduction, net of higher tariff expense.

The increase in interest income (expense), net for the second quarter of fiscal 2026 compared to the same period one year ago is primarily due to higher cash levels invested in interest-bearing accounts. During the second quarter of fiscal 2025, the interest expense included interest on the convertible note, which was settled during fiscal 2025.
For the three months ended November 1, 2025, the effective tax rate was 20.0 percent compared to an effective tax rate of 15.0 percent for the three months ended October 26, 2024. The lower tax rate in the second quarter of fiscal 2025 is due to the reduction of the Convertible Note fair value adjustment to expense in proportion to the period’s increase in pre-tax income, whereas there are no fair value adjustments applicable in the second quarter of fiscal 2026.
Net income for the second quarter of fiscal 2026 was $17.5 million, compared to a net income of $21.4 million for the second quarter of fiscal 2025. Excluding the non-operating non-cash debt fair value adjustment and operating adjustment for consultant related expenses associated with business and digital transformation initiatives, adjusted net income(2) was $13.9 million for the second quarter of fiscal 2025.
For the three months ended November 1, 2025, earnings per diluted share was $0.35 compared to $0.22 in the same period last year.

Balance Sheet and Cash Flow
Cash, restricted cash and marketable securities totaled $149.6 million at November 1, 2025, and $11.3 million of total current and long-term debt was outstanding as of that date, which included $11.5 million of face value and is net of $0.2 million of debt issuance costs. There were no draw-downs on the asset-based revolving credit facility during the first six months of fiscal 2026, and $41.7 million was available to draw on November 1, 2025.

In the first six months of fiscal 2026, Daktronics generated $42.6 million of cash from operations and used $6.8 million for purchases of property and equipment. We repurchased 0.7 million shares of common stock in the first six months of fiscal 2026 at the volume-weighted average price of $16.38, equaling $12.2 million of share repurchases.

We achieved leaner inventory management this quarter, reducing inventory to $101.1 million from $121.6 million in the second quarter of fiscal 2025 and $105.8 million at the end of fiscal 2025, while supporting revenue growth of 10.0 percent year-over-year and 32.9 percent compared to the fourth quarter of fiscal 2025.

At the end of the fiscal 2026 second quarter, we had a strong balance sheet and a working capital ratio of 2.2 to 1. This ratio is primarily impacted by changes in cash and cash equivalents, accounts receivable, inventory, accounts payable, and
(1) Orders and backlog metrics are operating measures not defined by GAAP, and our methodology for determining orders and backlog may vary from the methodology used by other companies in determining their orders and backlog amounts. For more information related to backlog, see Part I, Item 1. Business of our Annual Report on Form 10-K for the fiscal year ended April 26, 2025.
(2) Adjusted operating income and adjusted net income is not a measure defined by accounting principles generally accepted in the United States of America ("GAAP"), to report our results exclusive of items that are non-recurring or not core to our operating business. We believe presenting this non-GAAP financial measurement provides investors with a consistent way to analyze our performance. For more information, see the supplemental calculation contained later in this release.

contract assets and liabilities, which are impacted by the sports market and construction seasonality. Management’s focus remains on managing working capital through expected growth of the company and through the dynamic business cycles.

Webcast Information
The Company will host a conference call and webcast to discuss its financial results today at 10:00 a.m. (Central Time). This call will be broadcast live at http://investor.daktronics.com where related presentation materials will also be posted prior to the conference call. A webcast will be available for replay shortly after the event.

About Daktronics
Daktronics has strong leadership positions in, and is the world’s largest supplier of, large-screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The Company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units: Live Events, Commercial, High School Park and Recreation, and Transportation, and one International business unit. For more information, visit the Company's website at: www.daktronics.com.

Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the federal securities laws and is intended to receive the protections of such laws.

All statements, other than historical facts, included or incorporated in this release could be deemed forward-looking statements, particularly statements that reflect our expectations or beliefs of Daktronics, Inc. (the “Company,” “Daktronics,” “we,” or “us”) concerning future events or our future financial performance. You are cautioned not to place undue reliance on forward-looking statements, which are often characterized by discussions of strategy, plans, or intentions or by the use of words such as “may,” “would,” “could,” “should,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend,” “plan,” “forecast,” “project,” “predict,” “potential,” “continue,” or “intend,” the negative or other variants of such terms, or other comparable terminology. The Company cautions that these forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from our expectations as a result of various factors, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts, orders, and capital investment projects, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions, increased regulation, the imposition of tariffs, trade wars, the availability and costs of raw materials, components, and shipping services, geopolitical and governmental actions, expansion into new geographical markets, the Company’s recent leadership transition, transformation initiatives, future strategy, and other risks described in the Company’s Annual Report on Form 10-K for its 2025 fiscal year (the “Form 10-K”) and in other reports filed with or furnished to the U.S. Securities and Exchange Commission (the "SEC") by the Company. You should carefully consider the trends, risks, and uncertainties described in this presentation, the Form 10-K, and other reports filed with or furnished to the SEC by the Company before making any investment decision with respect to our securities. If any of these trends, risks, or uncertainties continues or occurs, our business, financial condition, or operating results could be materially and adversely affected, the trading prices of our securities could decline, and you could lose part or all of your investment.

Forward-looking statements are made in the context of information available as of the date of this news release and are based on our current expectations, forecasts, estimates, and assumptions. The Company undertakes no obligation to update or revise such statements to reflect circumstances or events occurring after this presentation except as may be required by applicable law. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this cautionary statement.

-- END --
For more information contact:
INVESTOR RELATIONS:
Howard I. Atkins, Acting Chief Financial Officer
Tel (605) 692-0200
Investor@daktronics.com

Alliance Advisors IR
Carolyn Capaccio / Jody Burfening
(1) Orders and backlog metrics are operating measures not defined by GAAP, and our methodology for determining orders and backlog may vary from the methodology used by other companies in determining their orders and backlog amounts. For more information related to backlog, see Part I, Item 1. Business of our Annual Report on Form 10-K for the fiscal year ended April 26, 2025.
(2) Adjusted operating income and adjusted net income is not a measure defined by accounting principles generally accepted in the United States of America ("GAAP"), to report our results exclusive of items that are non-recurring or not core to our operating business. We believe presenting this non-GAAP financial measurement provides investors with a consistent way to analyze our performance. For more information, see the supplemental calculation contained later in this release.

DAKTIRTeam@allianceadvisors.com

Daktronics, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	November 1, 2025	October 26, 2024	November 1, 2025	October 26, 2024
Net sales	$229,253	$208,331	$448,225	$434,419
Cost of sales	167,428	152,468	321,328	318,858
Gross profit	61,825	55,863	126,897	115,561

Operating expenses:
Selling	16,056	14,704	32,890	30,340
General and administrative	13,762	15,550	28,057	27,273
Product design and development	10,444	9,839	21,115	19,462
	40,262	40,093	82,062	77,075
Operating income	21,563	15,770	44,835	38,486

Nonoperating income (expense):
Interest income (expense), net	558	273	1,451	202
Change in fair value of convertible note	—	10,304	—	(11,286)
Other expense, net	(259)	(1,164)	(2,201)	(1,999)

Income before income taxes	21,862	25,183	44,085	25,403
Income tax expense	4,381	3,777	10,134	8,943
Net income	$17,481	$21,406	$33,951	$16,460

Weighted average shares outstanding:
Basic	48,565	46,796	48,767	46,576
Diluted	49,391	51,715	49,608	47,507

Earnings per share:
Basic	$0.36	$0.46	$0.70	$0.35
Diluted	$0.35	$0.22	$0.68	$0.35

Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands)
(unaudited)

	November 1, 2025	April 26, 2025
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$149,604	$127,507
Accounts receivable, net	129,355	92,762
Inventories	101,104	105,839
Contract assets	34,602	41,169
Current maturities of long-term receivables	3,462	2,437
Prepaid expenses and other current assets	11,686	8,520
Income tax receivables	417	3,217
Total current assets	430,230	381,451

Property and equipment, net	64,641	73,884
Long-term receivables, less current maturities	2,552	1,030
Goodwill	3,168	3,188
Intangibles, net	431	568
Debt issuance costs, net	669	1,289
Right of use, investment in affiliates, and other assets	14,370	9,378
Deferred income taxes	32,333	32,104
TOTAL ASSETS	$548,394	$502,892

Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets (continued)
(in thousands)
(unaudited)

	November 1, 2025	April 26, 2025
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$1,500	$1,500
Accounts payable	61,055	46,669
Contract liabilities	69,012	69,050
Accrued expenses	44,670	41,705
Warranty obligations	12,404	12,706
Income taxes payable	4,005	375
Total current liabilities	192,646	172,005

Long-term warranty obligations	24,651	23,124
Long-term contract liabilities	19,476	18,421
Other long-term obligations	4,287	6,839
Long-term debt, net	9,799	10,487
Deferred income taxes	84	85
Total long-term liabilities	58,297	58,956

STOCKHOLDERS' EQUITY:
Preferred Shares, $0.00001 par value, authorized 5,000 shares; no shares issued and outstanding	—	—
Common stock, $0.00001 par value, authorized 115,000 shares; 53,400 and 53,030 shares issued as of November 1, 2025 and April 26, 2025, respectively	—	—
Additional paid-in capital	193,106	189,940
Retained earnings	161,861	127,910
Treasury stock, at cost, 4,724 and 3,979 shares as of November 1, 2025 and April 26, 2025, respectively	(51,975)	(39,759)
Accumulated other comprehensive loss	(5,541)	(6,160)
TOTAL STOCKHOLDERS' EQUITY	297,451	271,931
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$548,394	$502,892

Daktronics, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six Months Ended
	November 1, 2025	October 26, 2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$33,951	$16,460
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,588	9,794
Gain on sale of property, equipment and other assets	(84)	(40)
Share-based compensation	1,958	1,050
Equity in loss of affiliates	1,241	1,832
Allowance for credit losses on affiliate loan	873	—
Provision for (recoveries of) doubtful accounts, net	542	(152)
Deferred income taxes, net	(218)	13
Change in fair value of convertible note	—	11,286
Change in operating assets and liabilities	(5,247)	22,577
Net cash provided by operating activities	42,604	62,820

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(6,761)	(10,466)
Proceeds from sales of property, equipment and other assets	299	124
Loans to equity investees	(2,997)	(2,041)
Net cash used in investing activities	(9,459)	(12,383)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on notes payable	1,398	—
Payments on notes payable	(875)	(1,358)
Principal payments on long-term obligations	(104)	(206)
Payments for common shares repurchased	(12,215)	—
Proceeds from exercise of stock options	1,167	4,188
Tax payments related to RSU issuances	(607)	(591)
Net cash (used in) provided by financing activities	(11,236)	2,033

EFFECT OF EXCHANGE RATE CHANGES ON CASH	188	204
NET INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	22,097	52,674

CASH, CASH EQUIVALENTS AND RESTRICTED CASH:
Beginning of period	127,507	81,678
End of period	$149,604	$134,352

Daktronics, Inc. and Subsidiaries
Net Sales and Orders by Business Unit
(in thousands)
(unaudited)

	Three Months Ended				Six Months Ended
(in thousands)	November 1, 2025	October 26, 2024	Dollar Change	Percent Change	November 1, 2025	October 26, 2024	Dollar Change	Percent Change
Net Sales:
Commercial	$50,752	$43,439	$7,313	16.8%	$96,919	$77,638	$19,281	24.8%
Live Events	81,481	77,207	4,274	5.5	161,281	185,815	(24,534)	(13.2)
High School Park and Recreation	45,967	48,071	(2,104)	(4.4)	105,314	96,077	9,237	9.6
Transportation	21,274	21,478	(204)	(0.9)	37,849	43,968	(6,119)	(13.9)
International	29,779	18,136	11,643	64.2	46,862	30,921	15,941	51.6
	$229,253	$208,331	$20,922	10.0%	$448,225	$434,419	$13,806	3.2%
Orders:
Commercial	$42,281	$44,548	$(2,267)	(5.1)%	$86,504	$86,670	$(166)	(0.2)%
Live Events	89,228	70,524	18,704	26.5	181,447	121,423	60,024	49.4
High School Park and Recreation	35,678	35,838	(160)	(0.4)	98,932	82,285	16,647	20.2
Transportation	14,076	12,222	1,854	15.2	35,985	34,981	1,004	2.9
International	17,872	14,458	3,414	23.6	34,810	28,401	6,409	22.6
	$199,135	$177,590	$21,545	12.1%	$437,678	$353,760	$83,918	23.7%

Reconciliation of Free Cash Flow*
(in thousands)
(unaudited)

	Six Months Ended
	November 1, 2025	October 26, 2024
Net cash provided by operating activities	$42,604	$62,820
Purchases of property and equipment	(6,761)	(10,466)
Proceeds from sales of property and equipment	299	124
Free cash flow	$36,142	$52,478
*The table above reconciles free cash flow to the most directly comparable GAAP financial measure. In evaluating its business, Daktronics considers and uses free cash flow as a key measure of its operating performance. The term free cash flow is not defined under accounting principles generally accepted in the United States of America ("GAAP"). Is not a measure of operating income, cash flows from operating activities or other GAAP figures and should not be considered alternatives to those computations. We define free cash flow as net cash provided by operating activities less payments for property, plant and equipment, plus proceeds from the sale of, insurance recovery for and grants for property, plant and equipment, if applicable. Our definition of free cash flow may not be comparable to similarly titled definitions used by other companies. Free cash flow is intended to provide information that may be useful for investors when assessing period to period results because it provides them with additional information in assessing our liquidity, capital resources and financial operating results.

Reconciliation of Adjusted Operating Income*
(in thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	November 1, 2025	October 26, 2024	November 1, 2025	October 26, 2024
Operating income (GAAP Measure)	$21,563	$15,770	$44,835	$38,486
Consultant related expenses associated with business transformation initiatives	—	3,344	—	4,299
Adjusted operating income (non-GAAP measure)	$21,563	$19,114	$44,835	$42,785
*In evaluating its business, Daktronics considers and uses adjusted operating income as a key measure of its operating performance. The term adjusted operating income is not defined under GAAP and is not a measure of operating income, cash flows from operating activities, or other GAAP figures and should not be considered alternatives to those computations. We define non-GAAP adjusted operating income as operating (loss) income plus consulting related expenses related to our business transformation initiatives and corporate governance expenses related to legal and advisory costs of reincorporation and shareholder relations. Management believes non-GAAP adjusted operating income is a useful indicator of our financial performance and our ability to generate cash flows from operations. Our definition of non-GAAP adjusted operating income may not be comparable to similarly titled definitions used by other companies. The table above reconciles non-GAAP adjusted operating income to comparable GAAP financial measures.

Reconciliation of Adjusted Net Income*
(in thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	November 1, 2025	October 26, 2024	November 1, 2025	October 26, 2024
Net income	$17,481	$21,406	$33,951	$16,460
Consultant related expenses associated with business transformation initiatives, net of taxes	—	2,842	—	2,786
Change in fair value of convertible note	—	(10,304)	—	11,286
Adjusted net income	$17,481	$13,944	$33,951	$30,532

*Adjusted net income. We disclose adjusted net income as a non-GAAP financial measurement in order to report our results exclusive of items that are non-recurring, unique, or not core to our operating business. We believe presenting this non-GAAP financial measurement provides investors with a consistent way to analyze our performance.

Reconciliation of Long-term Debt
(in thousands)
(unaudited)
Long-term debt consists of the following:

	November 1, 2025	April 26, 2025
Mortgage	$11,500	$12,375
Long-term debt, gross	11,500	12,375
Debt issuance costs, net	(201)	(388)
Current portion	(1,500)	(1,500)
Long-term debt, net	$9,799	$10,487